Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(5)

(Form Type)

Chinook Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (2)	Rule 457(r)	7,553,572	$14.0000	$105,750,008	$0.0000927	$9,803
	Equity	Common Stock, $0.0001 par value per share, underlying pre-funded warrants to purchase common stock	Rule 457(r)	1,071,428	$13.9999	$14,999,885	$0.0000927	$1,391
	Equity	Pre-funded Warrants (3)	Rule 457(g)	—	—	—	—	—
	Total Offering Amount					$120,749,892		$11,194
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$11,194

(1)

The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3ASR, filed with the Securities and Exchange Commission on May 24, 2022 (File No. 333-265168) (the “Registration Statement”), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.

(2)	Includes 1,125,000 additional shares of common stock that the underwriters have an option to purchase.
(3)	No registration fee pursuant to Rule 457(g) under the Securities Act.